EXHIBIT 6

FORWARD PURCHASE AGREEMENT

dated as of

October 14, 2009

between

PAULSON CREDIT OPPORTUNITIES MASTER LTD.,

and

MORGAN STANLEY & CO. INCORPORATED

relating to the purchase and sale

of

UP TO $100,000,000 AGGREGATE PRINCIPAL AMOUNT

7.0% CONVERTIBLE SENIOR NOTES DUE 2016

of

CONSECO, INC.

TABLE OF CONTENTS

Page

ARTICLE 1

Definitions

Section 1.01. Definitions	4
Section 1.02. Other Definitional and Interpretative Provisions	7

ARTICLE 2

Purchase and Sale

Section 2.01. Purchase and Sale	7
Section 2.02. Funding of Controlled Deposit Account	7
Section 2.03. Closing	7

ARTICLE 3

Representations and Warranties of Buyer

Section 3.01. Corporate Authorization	8
Section 3.02. Governmental Authorization	8
Section 3.03. Non-contravention	8
Section 3.04. Financing	8
Section 3.05. No Reliance	9
Section 3.06. No Duty to Update.	9
Section 3.07. Qualified Institutional Buyer Investor Status.	9
Section 3.08. Transfer Restrictions.	9
Section 3.09. Delayed Settlement	9
Section 3.10. Security Documents.	9

ARTICLE 4

Representations and Warranties of Morgan Stanley

Section 4.01. Corporate Authorization	10
Section 4.02. Governmental Authorization	10
Section 4.03. Non-contravention	10

ARTICLE 5

Conditions to Closing

Section 5.01. Conditions to Obligation of the Buyer	10
Section 5.02. Conditions to Obligation of Morgan Stanley	11

ARTICLE 6

Termination

Section 6.01. Grounds for Termination	11
Section 6.02. Effect of Termination	12

ARTICLE 7

Miscellaneous

Section 7.01. Notices	14
Section 7.02. Amendments and Waivers	15
Section 7.03. Expenses	15
Section 7.04. Successors and Assigns; Transfers	15
Section 7.05. Governing Law	15

Section 7.06. Jurisdiction	15
Section 7.07. WAIVER OF JURY TRIAL	16
Section 7.08. Counterparts; Effectiveness; Third Party Beneficiaries	16
Section 7.09. Entire Agreement	16
Section 7.10. Severability	16
Section 7.11. Securities Contract.	16
Section 7.12. Specific Performance	16
Section 7.13. Right To Withdraw Excess Funds	17

FORWARD PURCHASE AGREEMENT

AGREEMENT (this “Agreement”) dated as of October 14, 2009 between Paulson Credit Opportunities Master Ltd., a Cayman limited company (together with any of its transferees or assignees under this Agreement, the “Buyer”), and Morgan Stanley & Co. Incorporated, a Delaware corporation (“Morgan Stanley”).

W I T N E S S E T H :

WHEREAS, the Company has agreed to issue and sell to Morgan Stanley, as initial purchaser, up to $293 million aggregate principal amount of its 7.0% Convertible Senior Notes due 2016, in one or more series on one or more Closing Dates (as defined below) (collectively, the “Securities” and each $1,000 principal amount of such Securities, a “Security”) pursuant to the purchase agreement between the Company and Morgan Stanley dated as of the date hereof (the “Purchase Agreement”);

WHEREAS, pursuant to the Purchase Agreement, Morgan Stanley has agreed to purchase from the Company, subject to the terms and conditions set forth therein, Securities in an aggregate principal amount equal to the sum of (x) the aggregate principal amount of the Company’s 3.50% Convertible Debentures due September 30, 2035 (the “Existing Convertibles”) purchased by the Company in the Company tender offer that the Company intends to commence promptly after the execution of this Agreement and any subsequent Company tender offer for the Existing Convertibles that expires before October 5, 2010 (each, a “Tender Offer” and the business day following the date on which the Tender Offer expires, a “Tender Offer Closing Date”), (y) the aggregate principal amount of Existing Convertibles that the Company is required by holders thereof to repurchase on September 30, 2010 (such date, the “Put Right Closing Date”) pursuant to the terms of the Existing Convertibles, and (z) the aggregate principal amount of Existing Convertibles redeemed by the Company on October 5, 2010 (such date, the “Redemption Closing Date” and collectively with the Tender Offer Closing Date(s) and the Put Right Closing Date, the “Closing Dates” and each, a “Closing Date”) pursuant to the terms of the Existing Convertibles. The Securities will be issued by the Company pursuant to an Indenture to be dated as of October 16, 2009, as supplemented by an authentication order with respect to each series of Securities issued on each Closing Date, between the Company and The Bank of New York Mellon Trust Company, N. A. (“BONY”), as trustee (the “Indenture”).

WHEREAS, the Securities will be convertible into shares of common stock, par value $0.01, of the Company (the “Underlying Securities”);

WHEREAS, pursuant to the Purchase Agreement, Morgan Stanley has advised the Company that it will make an offering of the Securities it has agreed to purchase thereunder to certain buyers in the manner permitted thereunder, as soon as practicable after the Purchase Agreement is entered into;

WHEREAS, the Buyer desires to purchase, and Morgan Stanley desires to sell, in each case upon the terms and subject to the conditions hereinafter set forth, the aggregate principal amount of Securities specified herein;

WHEREAS, the Securities are being offered and sold without registration under the Securities Act in reliance on an exemption from registration thereunder; and

WHEREAS, the Buyer and Morgan Stanley have entered into a security agreement dated as of the date hereof (the “Security Agreement”) pursuant to which the Buyer has granted Morgan Stanley a security interest (the “Security Interest”) in the Controlled Deposit Account (as defined below) into which funds from time to time are credited (such funds, together with any proceeds related thereto, collectively, the “Collateral”).

The parties hereto agree as follows:

ARTICLE 1

Definitions

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that neither the Company nor any Subsidiary shall be considered an Affiliate of Morgan Stanley.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or any insurance laws and regulations or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Applicable Percentage Commitment” means the aggregate principal amount of the Securities that the Buyer has agreed, pursuant to this Agreement, to purchase from Morgan Stanley, as set forth on the signature page hereof, expressed as a percentage of $293,000,000.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Buyer Purchase Price Funding Obligation” means the product of the Buyer’s Applicable Percentage Commitment and the $291,426,630.14.

“Buyer Security Funding Obligation” means an amount in cash equal to the sum of (i) Buyer Purchase Price Funding Obligation plus (ii) the product of the Buyer’s Applicable Percentage Commitment and $45,000.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company” means Conseco, Inc., a Delaware corporation.

“Credit Agreement” means the Second Amended and Restated Credit Agreement dated as of October 10, 2006 among the Company, Bank of America, N.A., as Agent, J.P. Morgan Chase Bank, N.A., as Syndication Agent, and the other parties thereto, as amended by Amendment No. 1 thereto dated as of June 12, 2007 and Amendment No. 2 thereto dated as of March 30, 2009.

“Bank” means The Bank of New York Mellon, in its capacity as custodian of the applicable Controlled Deposit Account, or any other bank reasonably acceptable to Morgan Stanley and the Buyer, in such capacity, together with any successor custodian.

“Control Agreement” means a deposit account control agreement substantially in the form of Exhibit A to the Security Agreement (with any changes that Morgan Stanley and the Buyer shall have both approved) to be entered into among the Buyer, Morgan Stanley and the Bank on or prior to the date funds are deposited into a Pledgor Deposit Account.

“Controlled Deposit Account” means any Deposit Account that is an Initial Deposit Account or a Pledgor Deposit Account.

“Deposit Account” shall have the meaning ascribed to such term under UCC Section 9-102.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local, governmental authority, insurance regulatory authority, self-regulatory authority, department, court, agency or official, including any political subdivision thereof.

“Initial Deposit Account” means a Deposit Account maintained on the books of The Bank of New York Mellon in the name of “Morgan Stanley – Collateral Pledged by Paulson Credit Opportunities Master Ltd.,” with respect to which Morgan Stanley is the Bank’s “customer” within the meaning of UCC Section 4-104 (together with any successor account).

“NYSE” means the New York Stock Exchange.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Pledgor Deposit Account” means a Deposit Account of the Buyer established with the Bank that is subject to a Control Agreement (together with any successor account).

“Purchased Percentage” means, for any Forward Purchase Closing Date, the aggregate principal amount of the Securities purchased by the Buyer on such Forward Purchase Closing Date, expressed as a percentage of the aggregate principal amount of the Securities that the Buyer has agreed, pursuant to this Agreement, to purchase from Morgan Stanley, as set forth on the signature page hereof.

“Purchase Price” means, with respect to each Forward Purchase Closing Date, an amount equal to the aggregate principal amount of Securities required to be purchased by the Buyer hereunder on such Forward Purchase Closing Date multiplied by (1 – ((0.07 x N)/365)), where N equals the number of days from, and including, the Security Funding Date to, and excluding, the applicable Closing Date.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means the Control Agreement and the Security Agreement.

“Subsidiary” means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of the Security Interest on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

(b)	Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Bankruptcy Code	7.11
BONY	Preamble
Buyer	Preamble
Closing Date	Preamble
Collateral	Preamble
Defaulting Party	Section 6.01
Early Termination Event	Section 6.02(b)
Effectiveness Certificate	2.02
Excess Amount	7.13
Existing Convertibles	Preamble
Forward Purchase Closing Date	2.01
Indenture	Preamble
Morgan Stanley	Preamble
Non-Defaulting Party	Section 6.01
Private Placement	5.01(d)
Purchase Agreement	Preamble
Put Right Closing Date	Preamble
Redemption Closing Date	Preamble
Security or Securities	Preamble
Security Agreement	Preamble
Security Funding Date	2.02
Tender Offer	Preamble
Tender Offer Closing Date	Preamble
Termination Amount	6.02(c)
Termination Date	6.02(b)
Termination Notice	6.02(b)
Transaction Termination Value	6.02(d)

Transfer	7.04
Underlying Securities	Preamble

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

ARTICLE 2

Purchase and Sale

Section 2.01. Purchase and Sale. Upon the terms and subject to the conditions herein, the Buyer agrees to purchase from Morgan Stanley, and Morgan Stanley agrees to sell to the Buyer, on the date that is two Business Days after each Closing Date (each such date, a “Forward Purchase Closing Date”), at the applicable Purchase Price for such Forward Purchase Closing Date, an aggregate principal amount of Securities equal to the product of the Buyer’s Applicable Percentage Commitment and the aggregate principal amount of Securities issued to Morgan Stanley by the Company pursuant to the Purchase Agreement on the immediately preceding Closing Date. The Purchase Price in respect of each Forward Purchase Closing Date shall be paid as provided in Section 2.03.

Section 2.02. Funding of Controlled Deposit Account. Provided that (i) Morgan Stanley’s obligations under the Purchase Agreement have become effective under Section 5 thereof, and (ii) Morgan Stanley has delivered to the Buyer a certificate attesting to the foregoing substantially in the form of Exhibit A hereto (the “Effectiveness Certificate”), then prior to 3:00 p.m. New York City time two Business Days after the date hereof (such date, the “Security Funding Date”), the Buyer hereby agrees to deposit an amount in U.S. dollars equal to the Buyer Security Funding Obligation into (i) the Pledgor Deposit Account, if the Pledgor Deposit Account has been established and the Control Agreement has been entered into by the parties thereto on or prior to the Security Funding Date or (ii) the Initial Deposit Account, if the Pledgor Deposit Account has not been established on or prior to the Security Funding Date, in each case established and maintained on the books of the Bank. All funds deposited into the applicable Controlled Deposit Account shall be pledged in favor of Morgan Stanley pursuant to the Security Agreement to secure the Buyer’s obligations hereunder. Such funds shall be held in the applicable Controlled Deposit Account until they are (A) withdrawn by Morgan Stanley or released to the Buyer, in each case upon satisfaction of the conditions set forth in Article 5 on a Forward Purchase Closing Date, (B) released to the Buyer in accordance with Section 2.03(c), (C) transferred in accordance with Article 6 following a termination of this Agreement or (D) released to the Buyer upon a Transfer in accordance with Section 7.04.

Section 2.03. Closing. Each closing of the purchase and sale of Securities hereunder shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, on each Forward Purchase Closing Date, or on such other date as Morgan Stanley and the Buyer may mutually agree, upon satisfaction of the conditions set forth in Article 5. The Buyer shall inform Morgan Stanley two Business Days before each Forward Purchase Closing Date as to the account in The Depositary Trust Company to which it requires the Securities to be delivered, provided, that Morgan Stanley shall provide the Buyer with at least three Business Days notice of the date that is scheduled to be a Forward Purchase Closing Date.

(a)    At each closing on a Forward Purchase Closing Date, the Buyer shall deliver to Morgan Stanley the applicable Purchase Price in immediately available funds and Morgan Stanley shall deliver to the Buyer the aggregate principal amount of Securities purchased by the Buyer on such Forward Purchase Closing Date. The foregoing payment and delivery obligations shall be settled in the manner provided below.

(b)    On each Forward Purchase Closing Date, upon satisfaction or waiver of the conditions set forth in Section 5.01 hereof, Morgan Stanley is authorized and instructed to withdraw from the applicable Controlled Deposit Account and deliver to itself an amount equal to the applicable Purchase Price, which shall constitute payment of the applicable Purchase Price by the Buyer; provided, that on the first Forward Purchase Closing Date, Morgan Stanley shall be entitled to withdraw from the applicable Controlled Deposit Account an additional amount equal to the Buyer’s Applicable Percentage Commitment times $45,000. Simultaneously with the withdrawal of such funds by Morgan Stanley on the relevant Forward Purchase Closing Date, (A) the aggregate principal amount of Securities purchased by the Buyer on such date shall be delivered to the Buyer by Morgan Stanley by book-entry transfer through the facilities of The Depository Trust Company, to the account designated by the Buyer, and (B) funds shall be transferred to the Buyer in an amount equal to (i) the excess of (x) the product of the Purchased Percentage for such Forward Purchase Closing Date times the Buyer Purchase Price Funding Obligation over (y) the sum of the Purchase Price of such Securities and the aggregate amount of any Excess Amounts previously released to the Buyer less (ii), in the case of the first Forward Purchase Closing Date, the Buyer’s Applicable Percentage Commitment times $45,000.

(c)    If, on any Closing Date, the aggregate principal amount of Securities purchased by Morgan Stanley, together with any Securities purchased by Morgan Stanley on any prior Closing Date, equals $293 million and, after the closing on the related Forward Purchase Closing Date, there are funds remaining on deposit in the applicable Controlled Deposit Account, Morgan Stanley shall promptly instruct the Bank to release to the Buyer any such excess funds following payment for the Securities, if any.

(d)    If the Buyer Security Funding Obligation is deposited into the Initial Deposit Account because the Pledgor Deposit Account has not been established on or prior to the Security Funding Date, then upon the establishment of the Pledgor Deposit Account and the execution of the Control Agreement by the parties thereto, Morgan Stanley shall transfer the entire Buyer Security Funding Obligation to the Pledgor Deposit Account, provided, that, if the Pledgor Deposit Account has not been established on or prior to the 30th Business Day following the Security Funding Date, Morgan Stanley and the Buyer shall negotiate in good faith to identify a new Bank and to request that such new Bank open a Deposit Account into which the Buyer Security Funding Obligation may be transferred by Morgan Stanley, provided, further, that if a new Bank has not been identified, or if identified, such new Bank shall not have opened a Deposit Account into which the Buyer Security Funding Obligation may be transferred by Morgan Stanley or such new Bank and the Buyer shall not have executed a Control Agreement in respect of such Deposit Account on or before the 90th Business Day following the Security Funding Date, the Buyer Security Funding Obligation shall remain deposited in the Initial Deposit Account for the term of this Agreement.

(e)    If the aggregate principal amount of Securities to be purchased by the Buyer on any Forward Purchase Closing Date is not an integral multiple of $1,000, Morgan Stanley shall round such principal amount to the nearest $1,000 (with $500 being rounded upwards) and may make corresponding adjustments to the applicable Purchase Price of such Securities and to the amount to be released to the Buyer pursuant to Sections 2.03(b) and (c).

ARTICLE 3

Representations and Warranties of Buyer

The Buyer represents and warrants to Morgan Stanley as of the date hereof that:

Section 3.01. Corporate Authorization. The execution, delivery and performance by the Buyer of this Agreement and the Security Documents and the consummation of the transactions contemplated hereby and thereby are within the corporate or equivalent powers of the Buyer and have been duly authorized by all necessary corporate or other action on the part of the Buyer. This Agreement and the Security Documents constitute valid and binding agreements of the Buyer, enforceable in accordance with each of their terms.

Section 3.02. Governmental Authorization. The execution, delivery and performance by the Buyer of this Agreement and the Security Documents and the consummation of the transactions contemplated hereby and thereby require no material action by or in respect of, or material filing with, any Governmental Authority.

Section 3.03. Non-contravention. The execution, delivery and performance by the Buyer of this Agreement and the Security Documents and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the organizational documents or bylaws of the Buyer or agreements that are material to the Buyer or (ii) violate any Applicable Law.

Section 3.04. Financing. The Buyer has, or will have prior to the Security Funding Date, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Buyer Security Funding Obligation and any other amounts to be paid by it hereunder.

Section 3.05. No Reliance. The Buyer has received a copy of the Time of Sale Memorandum (as defined in the Purchase Agreement) and the Final Memorandum (as defined in the Purchase Agreement) and acknowledges that it has relied solely on the Time of Sale Memorandum (as defined in the Purchase Agreement) and the Final Memorandum (as defined in the Purchase Agreement) in connection with the decision to purchase the Securities pursuant to this Agreement and to accept the Securities on each Forward Purchase Closing Date, and not upon any other information provided by or on behalf of the Company or Morgan Stanley in making the decision to purchase the Securities. The Buyer understands and acknowledges that neither the Company or Morgan Stanley nor any of the Company’s or Morgan Stanley’s representatives, agents or attorneys is making or has made at any time any warranties or representations of any kind or character, express or implied, with respect to the Company, its Subsidiaries, their respective businesses or results of operations, or any other matter related thereto. The Buyer also acknowledges that Morgan Stanley has not made any warranties or representations as to the accuracy or completeness of the Time of Sale Memorandum (as defined in the Purchase Agreement) or the Final Memorandum (as defined in the Purchase Agreement), and nothing contain therein is, or shall be relied upon as, a promise or representation by Morgan Stanley.

Section 3.06. No Duty to Update. The Buyer acknowledges that Morgan Stanley has no duty to update the Time of Sale Memorandum (as defined in the Purchase Agreement) and the Final Memorandum (as defined in the Purchase Agreement) after the date hereof and that, as of the date hereof, the Buyer is committing to purchase the Securities, subject only to the conditions set forth in Section 5.01 ; the Buyer further acknowledges that the Securities will not be issued and delivered until a future date, which could be as late as October 5, 2010. The Buyer further acknowledges that the business, operations, and financial condition of the Company may be adversely affected subsequent to the date hereof and that such adverse effect, even if material, may not release the Buyer from the obligation hereunder to purchase and pay for the Securities as contemplated herein, subject to Section 5.01. The Buyer further acknowledges that the value of the Securities it has committed to purchase under this Agreement may decrease materially between the date hereof and any Forward Purchase Closing Date on which it is required hereunder to pay the Purchase Price for any Securities to be purchased on such date.

Section 3.07. Qualified Institutional Buyer Investor Status. The Buyer is a “qualified institutional buyer” as defined in the Securities Act.

Section 3.08. Transfer Restrictions. The Securities that are being acquired by the Buyer hereunder are being acquired by it, and the Underlying Securities will be acquired by it, for its own account and not with a view to the distribution thereof. The Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Securities and is capable of bearing the economic risks of such investment. The Buyer understands that neither the Securities nor the Underlying Securities have been registered under the Securities Act and are being offered and sold to the Buyer pursuant to an exemption from the registration requirements of the Securities Act for transactions not involving a public offering.

The Buyer represents, agrees and confirms that it will comply with the restrictions on transfer of the Securities described in the Time of Sale Memorandum (as defined in the Purchase Agreement) and the Final Memorandum (as defined in the Purchase Agreement) under the caption “Notice to Investors” and hereby makes the other acknowledgments, representations and warranties contained therein.

Section 3.09. Delayed Settlement. The Buyer understands and agrees that the earliest possible Forward Purchase Closing Date is two Business Days after the first Tender Offer Closing Date (expected to be November 13, 2009, unless otherwise extended), which will be more than three Business Days after the date of the Final Memorandum (as defined in the Purchase Agreement). Accordingly, the Buyer understands and agrees that if it seeks to trade Securities after it enters into this Agreement and prior to a Forward Purchase Closing Date, it will be required, by virtue of the fact that the Securities will settle from time to time, to specify an alternative settlement date at the time of any such trade to prevent a failed settlement. The Buyer further understands and agrees that it should also consult its own advisors in this regard.

Section 3.10. Security Documents. The representations and warranties with respect to the Collateral made by the Buyer under the Security Documents are true and correct.

ARTICLE 4

Representations and Warranties of Morgan Stanley

Morgan Stanley represents and warrants to the Buyer as of the date hereof that:

Section 4.01. Corporate Authorization. The execution, delivery and performance by Morgan Stanley of this Agreement and the Security Documents and the consummation of the transactions contemplated hereby and thereby are within the corporate powers of Morgan Stanley and have been duly authorized by all necessary corporate action on the part of Morgan Stanley. This Agreement and the Security Documents constitute valid and binding agreements of Morgan Stanley, enforceable in accordance with each of their terms.

Section 4.02. Governmental Authorization. The execution, delivery and performance by Morgan Stanley of this Agreement and the Security Documents and the consummation of the transactions contemplated hereby and thereby require no material action by or in respect of, or material filing with, any Governmental Authority.

Section 4.03. Non-contravention. The execution, delivery and performance by Morgan Stanley of this Agreement and the Security Documents and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the organizational documents or bylaws of Morgan Stanley or agreements that are material to Morgan Stanley or (ii) violate any Applicable Law.

ARTICLE 5

Conditions to Closing

Section 5.01. Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the purchase of the Securities on each Forward Purchase Closing Date is subject to the satisfaction of the following conditions:

(a)        On or prior to the Security Funding Date, Morgan Stanley shall have delivered to the Buyer the Effectiveness Certificate.

(b)        On the relevant Closing Date prior to each Forward Purchase Closing Date, there shall not have occurred and be continuing an Event of Default (as defined in the Credit Agreement) under the Credit Agreement;

(c)        On the relevant Closing Date prior to each Forward Purchase Closing Date, there shall not have occurred and be continuing an Event of Default (as defined in the Indenture) under any previously issued Securities;

(d)        The closing, on or prior to the first Closing Date, of that certain private placement under Section 4(2) of the Securities Act between the Company and Paulson & Co., Inc. of 16.4 million shares of Common Stock and warrants to purchase 5.0 million shares of Common Stock (the “Private Placement”);

(e)        On or prior to the first Closing Date, the Company shall have (i) received approval from the NYSE under Section 312.05 of the NYSE Listed Company Manual to issue 16.4 million shares of Common Stock and warrants to purchase 5.0 million shares of Common Stock pursuant to the Private Placement and up to $293 million aggregate principal amount of Securities without shareholder approval and (ii) notified all of its shareholders by mail no later than 10 days prior to the first Tender Offer Closing Date alerting them to the Company’s reliance on the exception to shareholder approval under Section 312.05 of the NYSE Listed Company Manual in connection with the Company’s issuance of 16.4 million shares of Common Stock, warrants to purchase 5.0 million shares of Common Stock and up to $293 million aggregate principal amount of Securities and indicating that the Company’s audit committee has approved reliance on such shareholder approval exception; and

(f)        (i) Prior to the first Closing Date, the Company shall have filed with the Commission a quarterly report on Form 10-Q for its fiscal quarter ended September 30, 2009, on or before November 19, 2009; such Form 10-Q shall have included the financial statements required by Form 10-Q and such financial statements shall have been subject to a completed SAS 100 review by the Company’s independent auditors; and the Company’s management shall not have concluded, in connection with such filing that there is substantial doubt regarding the Company’s ability to continue as a going concern, and (ii) prior to any subsequent Closing Date, the Company shall have filed with the Commission a quarterly report on Form 10-Q or an annual report on Form 10-K, as the case may be, within the deadline for such filing specified in such Form, for the immediately preceding fiscal period for which the deadline for the filing of such Form shall have passed prior to such Closing Date, and such Form filed by the Company shall have included the financial statements required by such Form and such financial statements shall have been subject to a completed SAS 100 review or an audit report issued by the Company’s independent auditors; and neither the Company’s management nor the Company’s independent auditors shall have concluded, in connection with such filing, that there is substantial doubt regarding the Company’s ability to continue as a going concern, provided, however, that filing any Form referred to in (ii) above within the deadline for such filing shall not be a condition to the Buyer’s obligations if, on the Business Day following the date any such Form was required to be filed, the Company provides Morgan Stanley with a certificate stating that the reason for the late filing is not related to there being a substantial doubt regarding the Company’s ability to continue as a going concern.

(g)        (i) Morgan Stanley shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to each Forward Purchase Closing Date, (ii) the representations and warranties of Morgan Stanley contained in this Agreement shall be true in all material respects at and as of each Forward Purchase Closing Date, as if made at and as of such date and (iii) the Buyer shall have received a certificate signed by a duly authorized officer of Morgan Stanley to the foregoing effect and as set forth in Exhibit B.

Section 5.02. Conditions to Obligation of Morgan Stanley. The obligation of Morgan Stanley to consummate the sale and delivery of the Securities on each Forward Purchase Closing Date is subject to the satisfaction of the following conditions (i) the Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to each Forward Purchase Closing Date, including the obligation under Section 2.02 to deposit into the applicable Controlled Deposit Account the Buyer Security Funding Obligation, (ii) the representations and warranties of the Buyer contained in this Agreement shall be true in all material respects at and as of each Forward Purchase Closing Date, as if made at and as of such date and (iii) Morgan Stanley shall have received a certificate signed by a duly authorized officer or employee of the Buyer to the foregoing effect and as set forth in Exhibit C.

ARTICLE 6

Termination

Section 6.01. Grounds for Termination. This Agreement may be terminated at any time:

(a)	by mutual written agreement of Morgan Stanley and the Buyer;

(b)        with no action required by Morgan Stanley or the Buyer, if Morgan Stanley’s obligations under the Purchase Agreement shall have been terminated, provided, that, notwithstanding anything to the contrary herein, unless earlier terminated, this Agreement shall terminate on October 6, 2010;

(c)        by Morgan Stanley, if the Buyer shall have failed to deposit the Buyer Security Funding Obligation in the applicable Controlled Deposit Account with the Bank as required under Section 2.02;

(d)        by Morgan Stanley, in the event that the Buyer (1) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4)(a) institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official, or (b) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and such proceeding or petition is instituted or presented by a person or entity not described in clause (a) above and either (i) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (ii) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) above (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

(e)        by the Buyer, in the event that Morgan Stanley (1) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4)(a) institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official, or (b) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and such proceeding or petition is instituted or presented by a person or entity not described in clause (a) above and either (i) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (ii) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) above (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

(f)        by Morgan Stanley, if on any Forward Purchase Closing Date, any governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the Buyer from purchasing the Securities on such Forward Purchase Closing Date pursuant to this Agreement.

(g)        by Morgan Stanley, if on any Forward Purchase Closing Date, the Buyer shall have failed to satisfy the conditions set forth in Section 5.02.

(h)        by the Buyer, if on any Forward Purchase Closing Date, Morgan Stanley shall have failed to satisfy the conditions set forth in Section 5.01(g).

If Morgan Stanley or the Buyer, as applicable, terminates this Agreement pursuant to Sections 6.01(c), (d), (e), (f), (g) or (h), the terminating party (the “Non-defaulting Party”) shall give notice of such termination to the other party (the “Defaulting Party”).

Section 6.02. Effect of Termination. (a) If this Agreement is terminated pursuant to Section 6.01(a) or Section 6.01(b), such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided Morgan

Stanley shall promptly instruct the Bank to release to the Buyer any and all amounts then remaining on deposit in the applicable Controlled Deposit Account, provided, further,that any termination pursuant to Section 6.01(b) that occurs after a Closing Date and prior to the immediately succeeding Forward Purchase Closing Date shall not take effect until after the closing of the Buyer’s purchase of Securities on such Forward Purchase Closing Date, unless otherwise agreed by both parties in writing.

(b)        Any termination notice delivered in connection with a termination of this Agreement (a “Termination Notice”) pursuant to Sections 6.01(c), (d), (e), (f), (g) or (h) (each, an “Early Termination Event”) shall specify a date (the “Termination Date”) as of which the termination of this Agreement shall be effective, provided that the Termination Date may be any date specified in such notice, including the date of the Termination Notice. Any Termination Notice shall be delivered by the Defaulting Party to the Non-Defaulting Party within 20 calendar days of the occurrence of the relevant Early Termination Event. Without prejudice to any other provisions of this Agreement, upon the occurrence or designation of a Termination Date, no further payments or deliveries under Article 2 will be required to be made.

The amount, if any, payable in respect of a Termination Date will be determined as follows:

(i)        On or as soon as reasonably practicable following such Termination Date, the Non-Defaulting Party shall calculate the Termination Amount (as defined below) in respect of such Termination Date and shall provide to the Defaulting Party a notice specifying such Termination Amount and showing its calculations in reasonable detail.

(ii)        If the Termination Amount is a positive number, the Defaulting Party shall pay such amount to the Non-Defaulting Party, and if such amount is negative, the Non-Defaulting Party shall pay the absolute value of such number to the Defaulting Party.

(iii)       The Termination Amount shall be payable on the day on which the notice specifying the amount payable is effective.

In the event Morgan Stanley is the Non-Defaulting Party, it shall be entitled, upon the occurrence and during the continuation of an Early Termination Event or upon the designation of a Termination Date, to exercise all rights and remedies available to it under the Security Documents or Applicable Law, including, without limitation, the right to withdraw funds from the applicable Controlled Deposit Account and apply any such funds to any Termination Amount payable by the Buyer to Morgan Stanley. In the event the Buyer is the Non-Defaulting Party, it shall be entitled, upon the occurrence and during the continuation of an Early Termination Event or upon the designation of a Termination Date, to exercise all rights and remedies available to it under the Security Documents or Applicable Law, including, without limitation, its rights under Section 12 of the Control Agreement.

(c)        “Termination Amount” means the sum of the following: (i) with respect to any Forward Purchase Closing Date that has occurred on or prior to the Termination Date, the difference (whether positive or negative) of any amounts owing by the Buyer to Morgan Stanley on such Forward Purchase Closing Date minus the fair market value, as determined by the Non-Defaulting Party using commercially reasonable procedures, of any Securities purchased by Morgan Stanley from the Company and that were to have been delivered by Morgan Stanley on such Forward Purchase Closing Date, in each case which remain unpaid or undelivered as of the Termination Date; and (ii) with respect to any other remaining performance under this Agreement, the amount (whether positive or negative) of the Transaction Termination Value (as defined below). In the event that the Buyer is the Defaulting Party, the Termination Amount payable to Morgan Stanley shall in no event exceed the amount of funds on deposit in the applicable Controlled Deposit Account.

The parties agree that an amount recoverable under this Article 6 is a reasonable estimate of loss and not a penalty. Such amount is payable for the loss of bargain and the loss of protection against future risks, and except as otherwise provided herein neither party will be entitled to recover any additional damages as a consequence of the termination of this Agreement.

(d)        Upon the occurrence of an Early Termination Event, all amounts then remaining on deposit in the applicable Controlled Deposit Account less the Termination Amount (if a positive number, where Morgan Stanley is the Non-defaulting Party, or if a negative number, where Morgan Stanley is the Defaulting Party) shall promptly be released to the Buyer pursuant to the Security Agreement.

As used herein, “Transaction Termination Value” means the amount of losses or costs of the Non-Defaulting Party that are or would be incurred under then prevailing circumstances (expressed as a positive number) or gains of the Non-Defaulting Party that are or would be realized under then prevailing circumstances (expressed as a negative number) in replacing or providing for the Non-Defaulting Party the economic equivalent of the material terms of the transactions hereunder, including without limitation the terms of the Security Documents and the payments and deliveries by the parties hereunder that would, but for the occurrence of the relevant Termination Date, have been required after that date (assuming satisfaction of the applicable conditions precedent). The Transaction Termination Value will be determined by the Non-Defaulting Party acting in good faith and using commercially reasonable procedures, and will be determined as of the Termination Date or, if that would not be commercially reasonable, as of such following date or dates as would be commercially reasonable. In determining the Transaction Termination Value, the Non-Defaulting Party may consider any relevant information, including without limitation one or more of the following: (i) quotations (either firm or indicative) for replacement transactions supplied by one or more third parties, including, without limitation, dealers, end-users, information vendors, brokers and other sources of market information, that may take into account the creditworthiness of the Non-Defaulting Party; (ii) information consisting of relevant market data supplied by one or more third parties including, without limitation, relevant rates, prices, yields, yield curves, volatilities, spreads, correlations or other relevant market data; or (iii) information of the types described in clause (i) or (ii) above from internal sources (including any of the Non-Defaulting Party’s affiliates) used by the Non-Defaulting Party in the regular course of its business for the valuation of similar transactions. In this connection, the Non-Defaulting Party may include costs of funding, to the extent costs of funding are not a component of the other information being utilized. Without duplication and when it is commercially reasonable to do so, the Non-Defaulting Party may in addition consider any loss or cost incurred in connection with its terminating, liquidating or re-establishing any hedge related to the transactions hereunder (or any gain resulting therefrom).

ARTICLE 7

Miscellaneous

Section 7.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to the Buyer, to:

Paulson Credit Opportunities Master Ltd.

c/o Paulson & Co., Inc.

1251 Avenue of the Americas

New York, New York 10020

Attention: Michael Waldorf, Managing Director

Facsimile No.: (212) 351-5887

with a copy to:

Kleinberg, Kaplan, Wolff & Cohen, P. C.

551 Fifth Avenue

New York, New York 10176

Attention: Stephen Schultz

Facsimile No.: (212) 880-9840

if to Morgan Stanley, to:

Morgan Stanley & Co. Incorporated

1585 Broadway

New York, New York 10036

Attention: Convertible Debt Syndicate Desk

Facsimile No.: (212) 761-0538

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Deanna Kirkpatrick

Facsimile No.: (212) 450-5704

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Morgan Stanley and the Buyer shall provide the other party with wire transfer instructions, for effecting any payment or transfer of funds pursuant to this Agreement, to the addresses listed above at least one Business Day prior to the date any such payment or transfer of funds is scheduled or required to occur.

Section 7.02. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)        No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 7.03. Expenses. Except as otherwise provided herein, Morgan Stanley shall not pay for the Buyer’s costs and expenses incurred in connection with this Agreement and the Buyer shall not pay for Morgan Stanley’s costs and expenses incurred in connection with this Agreement.

Section 7.04. Successors and Assigns; Transfers. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns;provided that no party may assign, delegate or otherwise transfer (a “Transfer”) any of its rights or obligations under this Agreement without the consent of the other party hereto, such consent not to be unreasonably withheld by Morgan Stanley in the case of a Transfer by the Buyer to its affiliate, provided, further, that a Buyer may Transfer, in whole or in part, its rights and obligations under this Agreement only if (a) the transferee is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, (b) the transferee enters into a forward purchase agreement with Morgan Stanley substantially in the form of this Agreement pursuant to which the transferee agrees to purchase from Morgan Stanley the portion of the Buyer’s Applicable Percentage Commitment to be transferred to such transferee and makes to Morgan Stanley representations and warranties substantially equivalent (with necessary conforming changes) to those contained herein as if such transferee were the Buyer herein and (c) the transferee enters into a Security Agreement and, if applicable, a Control Agreement substantially in the forms entered into by the Buyer and deposits in a Controlled Deposit Account an amount in cash acceptable to Morgan Stanley. Upon any such deposit, Morgan Stanley shall instruct the Bank to release an equal amount in cash to the Buyer. If the Buyer so Transfers less than all of its rights and obligations under this Agreement, the Buyer shall enter into an amendment to this Agreement to reflect the reduction in the Buyer’s Applicable Percentage Commitment. If the Buyer so Transfers all of its rights and obligations under this Agreement, this Agreement shall terminate without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement.

Section 7.05. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

Section 7.06. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.01 shall be deemed effective service of process on such party.

Section 7.07. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.08. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 7.09. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 7.10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 7.11. Securities Contract. The parties hereto agree and acknowledge that Morgan Stanley is a “stockbroker” and “financial participant” within the meaning of Sections 101(53A) and 101(22A) of Title 11 of the United States Code (the “Bankruptcy Code”). The parties hereto further agree and acknowledge that (A) this Agreement is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, and that each payment and delivery hereunder or in connection herewith is a ”settlement payment” and “transfer” and any cash, securities or other property provided as performance assurance, credit support or collateral with respect to the transactions hereunder is a “margin payment” and “transfer” within the meaning of Section 546 of the Bankruptcy Code; (B) the rights given to Morgan Stanleyhereunder and under the Security Documents upon the occurrence of an event with respect to the Buyer described in Section 5.01(d) constitute a “contractual right” to cause the liquidation, termination or acceleration of under or in connection with, a “securities contract” and a “contractual right” under a security agreement or arrangement forming a part of or related to a “securities contract”, as such terms are used in Sections 555, 561 and 362(b)(6) of the Bankruptcy Code, and (C) Morgan Stanley is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(o), 546(e), 548(d)(2), 555, and 561 of the Bankruptcy Code.

Section 7.12. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, in addition to any other remedy to which they are entitled at law or in equity.

Section 7.13. Right To Withdraw Excess Funds. The Buyer shall have the right, whenever the Excess Amount (as defined below) exceeds $500,000, to request that Morgan Stanley, as the secured party under the Security Agreement, direct the Bank to release to the Buyer an amount (the “Excess Amount”) equal to the excess of the amount in the Controlled Deposit Account over the sum of (i) the Purchase Price (calculated as if the date of the Buyer’s request were a Forward Purchase Closing Date and the date two Business Days prior to the date of such request were a Closing Date) for the purchase of all the Securities the Buyer is then still committed to purchase under this Agreement and (ii) if the Buyer’s request is made prior to the first Forward Purchase Closing Date, the Buyer’s Applicable Percentage Commitment times $45,000.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Paulson & Co., Inc., on behalf of Paulson Credit Opportunities Master Ltd.
By:	/s/ Michael Waldorf
	Name:	Michael Waldorf
	Title:	Managing Director

Aggregate Principal Amount of Securities to be Purchased: $100,000,000

Applicable Percentage Commitment: 34.129%

Morgan Stanley & Co. Incorporated
By:	/s/ Scott Pecullan
	Name:	Scott Pecullan
	Title:	Managing Director